Exhibit 99.1

Incyte to Close Palo Alto Facilities, Reduce Workforce by 57 Percent,

Focus Resources on Drug Discovery and Development

Company Reports 2003 Results and Provides 2004 Financial Guidance

Conference Call and Webcast Scheduled for Today at 5:30 p.m. ET

Wilmington, DE – February 2, 2004 – Incyte Corporation (Nasdaq:INCY) announced today that it will close its Palo Alto, California research facilities and headquarters, effective April 2, 2004, completing its transition to a drug discovery and development company. As a result, Incyte will reduce its workforce by 257 employees and expects to eliminate over approximately $50 million in annual operating expenses. This action will not affect Incyte’s ability to leverage its extensive gene-related intellectual property portfolio or to collect milestone and royalty payments associated with its prior and current LifeSeqTM subscription agreements. Incyte will continue to operate its Proteome subsidiary in Beverly, Massachusetts, which produces the BioKnowledge Library (BKL) information product line. BKL provides fundamental biological information about human, animal, and microbial proteins based on expert, literature-based annotation. The Proteome subsidiary operates on a low expense base and was incrementally cash-positive in 2003.

Paul Friedman, M.D., Incyte’s CEO, stated, “The decision to close our Palo Alto facilities reflects the difficult realities of the genomic information marketplace and our belief that Incyte’s most promising, value-creating activities are taking place in drug discovery and development. We appreciate that Incyte’s long history in genomics has provided critical intellectual property and financial resources that will serve the company well going forward, and we wish to extend our appreciation to the Palo Alto team for their many contributions to Incyte’s past growth and commercial success.”

John Keller, Ph.D., Incyte’s executive vice president and chief business officer, stated, “As the volume of public domain data has increased, our ability to secure high-value subscriptions for our proprietary genomic data product lines, LifeSeq and ZooSeq™, has decreased. As a result, we can no longer justify the extensive investment and infrastructure associated with the Palo Alto site. Incyte’s information product-related activities are now focused on the Proteome subsidiary and leveraging our intellectual property portfolio.”

Drug Discovery and Development

Incyte’s discovery and development programs are focused on novel, orally-available small molecule drugs to treat major medical conditions in the areas of human immunodeficiency virus (HIV), inflammation, cancer and diabetes. Currently, the company’s pipeline includes:

•	HIV Program – Reverset™ is in Phase II clinical trials and is being developed as a once-a-day oral therapy for patients with HIV infections. Results of a Phase II dose-escalating trial involving 30 treatment-naïve patients are scheduled to be presented later this month.

•	CCR2 Receptor Antagonist Program – CCR2 is a key receptor found on monocytes which controls their migration into sites of inflammation. CCR2 receptor antagonists may have potential therapeutic applications in rheumatoid arthritis, multiple sclerosis, and atherosclerosis, among other disorders. A lead orally-available, small molecule CCR2 compound has been identified and is expected to enter clinical testing in the first half of 2004.

•	Protease Inhibitor Program – This program involves a novel protease inhibitor that is expected to have utility in treating breast cancer and other solid tumors. A novel, potent, selective and orally-available inhibitor has been identified and is now progressing through preclinical studies.

•	Protein Phosphatase Inhibitor Program – Incyte has developed a series of small molecule phosphatase inhibitors that may have potential in the treatment of diabetes.

Timing and Financial Impact

As a result of the decision to shut down the Palo Alto facilities, and a restructuring decision made in the fourth quarter of 2003, Incyte will reduce its workforce by 257 employees, or approximately 57 percent. As a result, Incyte recorded $11.5 million in restructuring and related charges in 2003 and will record up to $47 million in restructuring and related charges in 2004, including charges related to the closure of the company’s Palo Alto facilities, prior tenant improvements and equipment purchases, a workforce reduction and other items, primarily consisting of capitalized software. The cash impact in 2004 from restructuring related charges is expected to be up to $23 million. After the restructuring, Incyte expects to have approximately 180 employees based in Wilmington, Delaware and 35 employees in Beverly, Massachusetts.

David Hastings, executive vice president and chief financial officer of Incyte, stated, “Given the infrastructure costs in Palo Alto, combined with the expected decrease in our 2004 revenue, the decision to cease operations in California is essential to complete our transition into a drug discovery and development company. With our powerful scientific team, growing pipeline and the implementation of this difficult but necessary decision, we believe we can succeed in our mission to bring important new medicines to patients and create significant and lasting value for our shareholders.”

2003 Financial Results

Total revenues for the fourth quarter and full year ended December 31, 2003 were $10.3 million and $47.1 million, respectively, as compared to $21.1 million in the fourth quarter of 2002 and $101.6 million for the year ending December 31, 2002. While the company slightly exceeded its revenue guidance provided in its third quarter press release, the genomic information products market continues to soften.

The Company’s net loss for the fourth quarter and full year 2003 was $40.8 million, or $0.56 per share, and $166.5 million, or $2.33 per share, respectively. Included in the fourth quarter 2003 financial results are restructuring and related charges of $14.5 million of which $11.5 million was recorded in connection with the Company’s decision to reduce certain headcount and write-down certain assets related to its genomic information product line. Also included in the fourth quarter is a charge of $1.9 million, which is included in interest income and other income and expense, net, as a result of a write-down related to a reduction in the valuation in a strategic investment Incyte has in another company. In comparison, the net loss for the fourth quarter of 2002 was $67.5 million, or $1.00 per share, and for the full year of 2002 was $136.9 million, or $2.03 per share. Included in the fourth quarter 2002 financial results are restructuring costs that total $35.7 million primarily associated with reductions in the Company’s workforce and consolidation of research and office facilities.

Total research and development expenses for the fourth quarter and full year ended 2003 were $27.6 million and $116.2 million, respectively, versus $33.6 million and $152.4 million for the same periods in 2002. The reductions in research and development expenses are primarily a result of cost-cutting and restructuring programs in the information products group, which was partially offset by increases in spending on drug discovery and development programs.

Selling, general and administration expenses during the fourth quarter and full year ended 2003 were $6.7 million and $30.3 million, respectively, versus $8.1 million and $47.1 million for the same periods in 2002, as a result of reductions in staff and overall expenses.

As of December 31, 2003, the company had cash and short-term investments of approximately $294 million. The company’s ending cash and short term investments were within the guidance provided in Incyte’s third quarter financial press release.

2004 Financial Guidance

Cash

The company expects to use up to $80 million in cash for its Wilmington based drug discovery, development and administrative support functions in 2004. In addition, the company expects to use up to $23 million in cash for restructuring related activities and up to $15 million of cash related primarily to first quarter operations of the information product line and transitional expenses related to ceasing its California operations. Also in 2004, the company expects to use up to $16 million in cash for net interest expense, other items and working capital changes primarily related to the information product line. Therefore, the company expects to use between $130 and $140 million in cash in 2004. This guidance excludes any possible in-license or purchase of products in clinical development.

Paul Friedman stated, “We are making substantial investments in our drug discovery and development programs, which we believe will allow us to move Reverset through Phase II and into Phase III development, initiate human testing for our lead CCR2 receptor antagonist compound, advance our lead protease inhibitor into IND enabling preclinical testing and continue to move our early-stage discovery programs forward.”

Revenue:

The company expects 2004 revenues to be in the range of $7 to $9 million. This guidance includes only revenue that has already been contractually committed.

Operating Expenses:

The company expects research and development expense to range from $91 to $95 million in 2004. Of the total research and development expense, the company expects its Wilmington, Delaware based drug discovery and development expenses will total approximately $73 million. Included in the $73 million is approximately $9 million in non-cash charges primarily related to the amortization of a prepaid discovery collaboration. Also included in its overall research and development expenses are up to $12 million in costs related to its information product line, which primarily includes first quarter 2004 activities, and up to $10 million in costs related to its intellectual property and BKL product line. The company expects selling, general and administrative expense to range from $21 to $23 million in 2004. Included in selling, general and administrative expenses is $5 to $6 million relating to the company’s information product line and transitional expense related to moving company headquarters to Wilmington, Delaware.

Other Income/Expense

The company expects interest income to range from $3 to $3.5 million in 2004 while interest expense is expected to range from $9 to $9.5 million. Other expense, net is expected to range from $0.2 million to $0.5 million. Our guidance does not include any potential adjustments related to our strategic investments in other companies, which may occur during the year.

Conference Call Information

Incyte will host a conference call on Monday, February 2, 2004 at 5:30 p.m. ET to discuss the news contained in this release. The domestic dial-in number is 877-692-2592 and the international dial-in number is 973-582-2700. The conference ID # is 4474069.

If you are unable to participate, a replay of the conference call will be available through March 1, 2004 (12:00 midnight ET). The replay dial-in number for the U.S. is 877-519-4471 and dial-in number for international callers is 973-341-3080. The replay pin number is 4474069.

The conference call will also be webcast live on CCBN and can be accessed at: www.incyte.com/webcasts.

About Incyte

Incyte is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of novel small molecule drugs to treat HIV, inflammation, cancer and diabetes. The company’s most advanced product candidate, Reverset, is an oral, once-a-day therapy in Phase II clinical trials to treat patients with HIV infections. Currently, Incyte has four drug discovery programs underway, an extensive intellectual property estate and a proteomic information business based in Beverly, Massachusetts.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to Incyte’s expected reduction in annual operating expenses associated with this restructuring, its ability to leverage its gene related intellectual property portfolio or to collect payments associated with its LifeSeq subscription agreements and focus on its drug discovery and development activities as the most promising and value-creating activities, plans to move Reverset through Phase II and into Phase III and initiate clinical testing of Incyte’s lead orally-available, small molecule CCR2 compound in the first half of 2004, the expected utility of a novel protease inhibitor in treating breast cancer and other solid cancers, the potential value of a series of small molecule phosphatase inhibitors to treat diabetes, Incyte’s expected employee headcount after restructuring, the expected cash impact in 2004 from restructuring related charges, the expected decrease in information product line related revenues in 2004, the company’s expected future success in creating new medicines and enhancing shareholder value, the anticipated impact that our substantial investment in our drug discovery programs will have in advancing such programs, financial guidance as to expected cash utilization in 2004, expected revenues for 2004, expected operating expenses in 2004, including expected research and development expense, information product line costs and selling, general and administrative expenses, and expected interest income, interest expense and other expense, net, in 2004, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the results of further research, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, economic factors that may further impact the research budgets and spending of Incyte’s current and potential customers for its BKL products, diversion of management attention in implementing the announced restructuring plans and associated transition risks, unanticipated costs or delays associated with closing the company’s California facilities, unexpected attrition in the company’s Delaware and Massachusetts facilities, Incyte’s ability to obtain patent protection for its discoveries and to continue to be effective in expanding its patent coverage, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Incyte disclaims any intent or obligation to update these forward-looking statements.

Incyte Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES	$10,298	$21,149	$47,092	$101,612

EXPENSES
Research and development	27,570	33,612	116,245	152,373
Selling, general and administrative	6,669	8,084	30,325	47,147
Purchased in-process research and development	(414)	—	33,952	—
Loss on sale of assets	—	199	—	313
Other expenses	14,508	35,668	15,866	37,331

Total operating expenses	48,333	77,563	196,388	237,164

Loss from operations	(38,035)	(56,414)	(149,296)	(135,552)

Interest income and other income/(expense), net	(450)	(6,972)	(7,986)	9,434
Interest expense	(2,384)	(2,425)	(9,561)	(9,802)
Gain/(loss) on certain derivative financial instruments	(112)	(1,464)	151	(1,782)
Gain on repurchase of convertible subordinated notes	—	—	706	1,937
(Benefit) provision for income taxes	(214)	217	477	1,120

Net loss	$(40,767)	$(67,492)	$(166,463)	$(136,885)

Net loss per share	$(0.56)	$(1.00)	$(2.33)	$(2.03)

Shares used in net loss per share	72,411	67,567	71,369	67,403

Incyte Corporation

Condensed Consolidated Balance Sheet Data

(in thousands)

	December 31, 2003	December 31, 2002
Cash, cash equivalents & marketable securities	$293,807	$429,018
Total assets	$379,545	$552,139
Convertible subordinated notes	$167,786	$172,036
Total stockholders’ equity	$154,333	$302,410